American High-Income Municipal Bond Fund
January 31, 2017
Because the electronic format for filing Form N-SAR does not provide adequate space for responding to
Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2,
complete answers are as follows:
Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period
Share Class	Total Income Dividends (000's omitted)
Class A	$64,964
Class B	$13
Class C	$3,599
Class F-1	$4,590
Class F-2	$15,635
Class F-3*	$-
Total	$88,801
Class R-6	$5,775
Total	$5,775
Item 73 A1 and 73A2
Distributions per share for which record date passed during the period
Share Class	Dividends from Net Investment Income
Class A	$0.2936
Class B	$0.2390
Class C	$0.2345
Class F-1	$0.2879
Class F-2	$0.3085
Class F-3	$0.0077
Class R-6	$0.3177
Item 74U1 and 74U2
Number of shares outstanding
Share Class	Shares Outstanding (000's omitted)
Class A	220,769
Class B	32
Class C	14,952
Class F-1	14,331
Class F-2	52,936
Class F-3	1
Total	303,021
Class R-6	20,214
Total	20,214
Item 74V1 and 74V2
Net asset value per share (to nearest cent)
Share Class	Net Asset Value Per Share
Class A	$15.31
Class B	$15.31
Class C	$15.31
Class F-1	$15.31
Class F-2	$15.31
Class F-3	$15.31
Class R-6	$15.31
* Amount less than one thousand